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ASSET PURCHASE AGREEMENT

    THIS ASSET PURCHASE AGREEMENT (the "Agreement") dated November 10, 2000, is by and among Datalink Corporation, a Minnesota corporation ("Datalink"), Opensystems.com, Inc., a Massachusetts corporation ("Opensystems") and Lynn Mormann (the "Stockholder").

RECITALS:

    WHEREAS, Opensystems is engaged in the business of designing and implementing data storage systems through its Appliance Division (the "Division");

    WHEREAS, Datalink is also engaged in data storage business and directly, or through a wholly-owned subsidiary incorporated for purposes of this transaction ("Subsidiary"), desires to acquire and buy, and Opensystems desires to transfer and sell, certain of the tangible and intangible assets owned by Opensystems which are used directly and principally by the Division, pursuant to the terms and conditions of this Agreement;

    WHEREAS, as an inducement for and condition to Datalink entering into this Agreement, Opensystems and Stockholder have agreed to be bound by a noncompetition agreement on the terms and conditions described below, and certain of Opensystems' employees have agreed to become employed and enter into noncompetition agreements with Datalink satisfactory to Datalink; and

    WHEREAS, each of the parties to this Agreement desires to make certain representations, warranties and agreements in connection with the transaction contemplated herein and also to prescribe various conditions thereto.

    THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1.  DEFINITIONS

    Unless otherwise defined elsewhere in this Agreement, as used in this Agreement and any exhibits or schedules hereto, the following words and phrases shall have the meanings set forth below:

    "Act" shall mean the Securities Act of 1933, as amended.

    "Authorization" and "Authorizations" shall have the meanings ascribed to them in Section 5.18 below.

    "Closing" shall mean the consummation of the transactions contemplated herein as described in Section 4.1 below.

    "Closing Date" shall be the date of the Closing as described in Section 4.1 below.

    "Code" shall mean the Internal Revenue Code of 1986, as amended and interpreted by treasury regulations.

    "Datalink Common Stock" shall mean the Common Stock of Datalink, par value $.001 per share.

    "Datalink Financial Statements" shall have the meaning ascribed to it in Section 7.9 below.

    "Employee Benefit Plans" shall have the meaning ascribed to it in Section 5.20(a) below.

    "Environmental Law" shall mean any environmental or health and safety-related law, regulation, rule, ordinance, or by-law at the federal, foreign, state, or local level, whether existing as of the date hereof, previously enforced or subsequently enacted.

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

    "Escrow Agent" shall mean Resource Trust Bank, Minneapolis, Minnesota.

    "Escrow Agreement" shall mean the Escrow Agreement by and among Datalink, Opensystems and the Escrow Agent.

    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

    "Financial Statements" shall have the meaning ascribed to it in Section 5.4 below.

    "Fraud" shall require a showing of an intent to deceive and, with respect to a claim of misrepresentation, that the party to be charged had Knowledge of the falsity of the representation (or acted recklessly in making the representation); and with respect to an omission, that the party to be charged Knowingly failed to disclose (or acted recklessly in failing to disclose).

    "Hazardous Materials" shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil toxic substance or pollutant as defined in or pursuant to the Resource Conservation and Recovery Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Hazardous Materials Transportation Act or any other foreign, federal, state or local law, regulation, ordinance, rule or by-law, whether existing as of the date hereof, previously enforced or subsequently enacted pertaining to environmental or health and safety matters.

    "Intellectual Property" shall have the meaning ascribed to it in Section 5.9(a) below.

    "Knowledge" or "Knowingly" shall mean actual knowledge after reasonable investigation by the individual or the entity referred to.

    "Person" shall mean an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

    "Purchase Consideration" shall have the meaning ascribed to it in Section 3.1 below.

    "SEC" shall mean the U.S. Securities and Exchange Commission.

    "Taxes" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

    "Tax Return" shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

    "Transferred Employees" shall mean John McLaughlin, Laraine Ripley, Steve Roche, Peggy Mormann, Tom Arlington, Mike Ball and Jay Querusio.

SECTION 2.  SALE OF ASSETS

    2.1  Sale of Assets by Opensystems.  Subject to the terms and conditions set forth in this Agreement, at the Closing, Opensystems will sell, convey, transfer, assign and deliver to Datalink, and Datalink will purchase from Opensystems, the exclusive right, title and interest, free and clear of all liens, security interests and encumbrances, in and to certain of Opensystems' property, whether personal, intangible or fixtures, used directly and principally in the operation of the Division

(collectively, the "Assets"), except as specifically excluded in this Section 2.1 or pursuant to Section 2.2 below, including, without limitation, the following:

      (a)  Tangible Assets.  All of Opensystems' physical assets used directly and principally by the Division and set forth on Schedule 2.1(a) attached hereto.

      (b)  Contracts and Agreements.  The contracts and agreements relating to the operation of the Division that are listed individually or by category on Schedule 2.1(b) attached hereto including those noncompetition agreements between Opensystems and each of the Transferred Employees and any renewals, extensions, amendments or modifications thereof (the "Assigned Contracts").

      (c)  Intangible Assets.  The tradename "Open System Solutions" (but not the domain name "opensystems.com" which shall be shared by the parties pursuant to Section 2.6, or the corporate name "Opensystems.com, Inc.), and the computer software, customer and prospect list and authorizations listed on Schedule 2.1(c) attached hereto.

      (d)  Open Projects.  All of the open projects of the Division listed on Schedule 2.1(d), to include sales leads, product evaluations and open purchase orders for products not yet shipped by Opensystems as of Closing (the "Open Projects").

      (e)  Goodwill.  The Division as a going concern, and any and all of its goodwill.

      (f)  Customers.  Any and all of the Division's past and present customers and customer lists, potential customers, prospect and prospect lists and relationships with customers, suppliers and franchisers.

      (g)  Business Records.  All files, logs, records, books of account, financial records, supplier files and lists, including telephone numbers, payroll and personnel records, marketing data and reports, marketing information, brochures, art work, photographs, advertising materials and other materials that primarily concern the operation of the Division, excluding Opensystems' corporate records and minute books provided that Opensystems shall be permitted to retain a copy of information of the Division necessary for tax purposes.

    2.2  Excluded Assets.  The following assets of Opensystems (the "Excluded Assets") whether or not used in the Division shall be excluded from the Assets and shall be retained by Opensystems:

      (a)  Cash.  Any and all cash and bank accounts and all investments, investment accounts or other similar holdings.

      (b)  Accounts Receivable.  Accounts receivable for projects shipped to the customer prior to Closing. In the event a customer of either party inadvertently sends payment to the other party, the receiving party will immediately deliver such payments to the other party.

      (c)  Credits.  Credit balances, reimbursements or rebates related to the Division arising prior to the Closing, including those listed on Schedule 2.2(c).

      (d)  Other Assets.  All other assets of Opensystems which are not defined as Assets.

    2.3  Assumption of Liabilities.  Datalink shall not assume and Datalink shall not be liable for any of the obligations or liabilities of Opensystems, Stockholder or the Division or for obligations related to the Assets of any kind or nature other than obligations or liabilities arising under the Assigned Contracts and the Open Projects after the Closing Date; provided, however, that Opensystems shall reimburse Datalink within 30 days of Datalink's invoice at Datalink's normal hourly rates (based on $1,600 per eight hour day) for installation and/or configuration services performed by Datalink personnel after Closing on products shipped by Opensystems prior to Closing and for which Opensystems either retains the account receivable as to such products or was paid prior to Closing.

    2.4  Right of Inspection.  From the date hereof and until Closing, Opensystems will make available at reasonable times Opensystems' books, records and other financial statements and information as are reasonably requested by Datalink for examination, and for the examination by their advisors and such other information relating to the Division and the Assets as Datalink may reasonably request.

    2.5  Employees.  Datalink does not hereby agree to employ any of Opensystems' employees or assume any employment or collective bargaining agreement of Opensystems. Notwithstanding the foregoing, Datalink shall offer employment to the Transferred Employees on terms acceptable to Datalink. Datalink shall not be obligated to consummate the transactions contemplated hereunder unless each of the Transferred Employees accepts employment with Datalink on terms acceptable to Datalink, unless waived in writing by Datalink. It is expressly understood and agreed that:

      (a) Datalink is not a successor or joint employer by virtue of anything in this Agreement, or any other accord or understanding with Opensystems or any thing done or not done by Opensystems pursuant to this Agreement and Datalink shall not, solely by virtue of this Agreement, be obligated or responsible for performance of any terms of any labor agreement applicable to any of Opensystems' employees, salaried or hourly.

      (b) Datalink is not assuming, under this Agreement or otherwise, and Opensystems is and shall remain fully responsible for any obligation, responsibility or liability, whether contractual or statutory, arising out of Opensystems' termination of employment of such employees of the Division including without limitation any liability or obligation with respect to wages, salaries, holiday, sick leave entitlements, bonuses, vacations, health care plans or employee benefit plans or any other compensation arrangement of any nature whatsoever which arise from or relate to any person's employment by Opensystems in the Division or for any Employee Benefit Plan, sponsored or maintained by Opensystems. Datalink shall not be obligated to continue any Employee Benefit Plans or arrangements of any nature whatsoever presently or previously sponsored or maintained by Opensystems.

      (c) Terms and conditions of the employment of any person Datalink desires to hire (including the Transferred Employees) are matters within Datalink's sole discretion, it being expressly understood that Datalink reserves the full right (among others) to terminate the employment of such persons at any time subject to the terms of any written employment agreement with Datalink (it being understood that any employment agreements between the Transferred Employees and Opensystems are not being assumed by Datalink).

      (d) Any persons employed in the Division by Opensystems who accept Datalink's offer of employment, if any such offers are made, may be hired and therefore be considered new hires on the date of Closing. Unless Datalink otherwise provides in its discretion, the service hours accrued by any individual during his or her employment by Opensystems will not be recognized by Datalink for any purpose. Despite the foregoing, Datalink shall arrange for each Transferred Employees to be covered under Datalink's healthcare benefit plans (on terms acceptable to the Transferred Employee and Datalink) effective immediately after Closing.

      (e) Despite any of the above, from and after Closing, Opensystems shall allow the Transferred Employees to continue to hold their options to purchase equity securities of Opensystems at the same exercise price and for the same period and otherwise on the same terms and conditions, but with the right to accrue additional vesting only for one year after Closing, as existing for the Transferred Employees as employees of Opensystems immediately prior to Closing (the "Old Options"). For this purpose, employment during the first year after Closing with Datalink shall be considered continued employment with Opensystems. At Opensystems' option, it may grant new options to the Transferred Employees in lieu of amending the terms of the Old Options.

    2.6  Post-Closing Cooperation.

    (a) For a period of one year after Closing, Opensystems agrees to maintain its same primary inbound telephone number (508/668-2460) with an automated phone attendant allowing callers to select either Opensystems' continuing "Private I division" or the "Appliance Division" being sold to Datalink under this Agreement. Opensystems shall route all calls for the "Appliance Division" to Datalink (Datalink shall be responsible for the toll charges, if any, for routing the calls from Opensystems' main headquarters). Similarly, Opensystems agrees during this one year period to maintain its same primary website address (www.opensystems.com) with an opening page allowing users to select either Opensystems' continuing "Private I division" or the "Appliance Division" being sold to Datalink under this Agreement (and linking the "Appliance Division" to Datalink's own website). In addition, during such one year period, Opensystems shall electronically forward to Datalink all incoming email messages to the Transferred Employees and shall promptly forward to Datalink all incoming physical mail to the Transferred Employees and sales leads related to Division's business. To the extent that Opensystems incurs incremental expenses in providing these post-Closing services to Datalink, Datalink shall reimburse Opensystems within 30 days after invoice by Opensystems for the amount of these incremental expenses. In the event that during the one year period after Closing, Opensystems sells its Private I division or merges or consolidates with or into another business enterprise and, as a result, Opensystems cannot reasonably continue to provide the above post-Closing services, the parties agree to negotiate in good faith a transition or termination of these services.

    (b) The parties also contemplate that the Transferred Employees will continue to work from one or more of Opensystems' facilities for up to three months after Closing and that Opensystems will maintain its insurance plans for the Transferred Employees for two weeks after Closing. Schedule 2.6 describes the monthly fees payable by Datalink to compensate Opensystems for this interim use of its facilities and the reimbursement amounts due by Datalink for the extended insurance coverage.

    (c) In addition, Opensystems acknowledges that, after Closing, Datalink will be required to file a report on Form 8-K with the SEC that will include certain audited financial statements of the Division, together with unaudited proforma financial statements of the Division as combined with Datalink's operations. Opensystems shall cooperate with Datalink and its independent auditors, at Datalink's expense (except for the internal expense of Opensystems' employees who dedicate time and effort to assisting Datalink's auditors), in completing the audit and preparing the necessary financial statements of the Division's operations.

    (d) In the event that after Closing, an Opensystems customer asserts a claim for a return or reimbursement in connection with products sold or services rendered by Opensystems prior to Closing, Datalink and Opensystems shall agree on who is responsible for customer contact to resolve the dispute (with the assistance of the other). Opensystems shall be responsible for all costs (without any indemnification deductible that might otherwise apply under Section 8.2(a) below) associated with the return or reimbursement, including Datalink or third party costs associated with removal of any equipment from a customer facility and its return to the manufacturer and the dollar amount of any credit extended or payment made to the customer.

    (e) Prior to Closing, Opensystems terminated its Sales Representative Agreement dated September 14, 1998 (the "Halen Agreement") with Mark J. Halen, its independent sales representative ("Halen"). Datalink agrees to reimburse to Opensystems the commission amount, if any, owing to Halen by Opensystems under the terminated Halen Agreement on Datalink's post-Closing sales of "OSS Products" (as defined in the Halen Agreement) to "Customers/Accounts" (as defined in the Halen Agreement) located in New York City (including all encompassing boroughs) or in New Jersey, Delaware, Eastern Pennsylvania or Southern Connecticut. Within ten (10) business days after Closing, Opensystems shall provide Datalink with a list of Halen's outstanding quotes that may give rise to potential commissions to Halen. Datalink shall pay Opensystems any such commission reimbursement amount for Halen within ten (10) business days after receipt by Datalink of payment in full from the customer.

    (f)  From and after Closing, Opensystems agrees to enforce against Halen and for Opensystems' and Datalink's benefit, at Opensystems' sole expense, the non-competition, nonsolicitation and non-disclosure provisions of the Halen Agreement (such provisions referred to together as the "Halen Noncompetition Provisions"). Opensystems will indemnify and hold Datalink harmless against any cost, liability or expense (including attorneys' fees), and without any indemnification deductible that otherwise might apply under Section 8.2(a) below, incurred by Datalink in connection with the enforcement for Opensystems' and Datalink's benefit of the Halen Noncompetition Provisions. If Opensystems fails to timely take action to prevent Halen from breaching the Halen Noncompetition Provisions, then Datalink may, in the name and stead of Opensystems, take any action (including the commencement of an arbitration proceeding under the Halen Agreement) that Datalink deems necessary or appropriate to enforce such provisions.

SECTION 3.  PURCHASE CONSIDERATION

    3.1  Purchase Consideration.  As full payment for the transfer of the Assets under Section 2.1 by Opensystems to Datalink, Datalink agrees to pay Opensystems the sum of the following (the "Purchase Consideration"):

      (a)  Cash.  At Closing, Seven Million Dollars ($7,000,000) in cash by wire transfer or bank check;

      (b)  Datalink Common Stock.  At Closing, 79,177 shares of Datalink Common Stock registered to Opensystems.com, Inc. (the "Shares"), valued for purposes of this Agreement at One Million Dollars ($1,000,000). 63,342 of the Shares shall be escrowed pursuant to Section 3.2. Because Datalink uses a third party transfer agent for issuance of the Shares, Datalink shall cause the transfer agent to issue and deliver the certificates representing the Shares within five (5) business days after Closing.

      (c)  Target Revenue Payment.  Datalink will pay Opensystems an additional Two Million Five Hundred Thousand Dollars ($2,500,000) if the Revenues (as defined below) of the Division meet or exceed $23,500,000 (the "Target Revenue") for the calendar year 2001 (the "Target Revenue Payment"). The Target Revenue Payment shall be due and payable within 60 days after the end of the month in 2001, if any, in which Datalink's independent accountants have determined that the Target Revenue has been achieved and shall be paid in cash or by wire transfer or bank check. For purposes of determining the Target Revenue, "Revenues" shall mean the 2001 net revenues of Datalink for sales of products and services (net of any returns, rebates and discounts and any sales, use or similar taxes or shipping charges) shipped to, and within three weeks of December 31, 2001 installed for (to the extent that installation is required), (i) Opensystems customers and prospects identified on Schedule 3.1(c)(i)  and such other customers allocated under Datalink's normal internal sales compensation practices to the Transferred Employees (including an allocation determined in Datalink's discretion upon the disability, death or termination of employment during 2001 of any Transferred Employee), (ii) those Opensystems customers and prospects of Halen identified on Schedule 3.1(c)(ii) and (iii) Opensystems (or its customers introduced to Datalink) to the extent that Opensystems (or its introduced customers) purchase products or services from Datalink in connection with Permitted Private I Activities (as such term is defined in the Non-Compete Agreement attached hereto as Exhibit 4.2(b)(ix)).

    Despite the foregoing, if Datalink sells products or services to an Opensystems customer or prospect identified on Schedule 3.1(c)(i) or (ii) for a facility geographically outside of the Transferred Employee's or Halen's principal pre-Closing sales territory for Opensystems (i.e., New England, New

York/New Jersey or North Carolina, as applicable), Datalink revenues from the customer will count toward "Revenues" only if the Transferred Employee's or Halen's contact (as applicable) with the customer or prospect is the procuring cause of the sale. Further, in the event that the Opensystems customer or prospect is also a Datalink customer or prospect, Datalink shall equitably determine (in its discretion) an allocation of product and service sales for the customer or prospect taking into account the relative efforts of Datalink and the Transferred Employees in procuring such sales.

      (d)  Sales and Use Taxes.  Opensystems shall pay any sales, use or other similar taxes payable on account of the sale of the Assets to Datalink hereunder.

    3.2  Escrow of Certain Datalink Common Stock.  Despite anything in this Agreement to the contrary, 63,342 of the Shares issued to Opensystems hereunder shall be delivered to the Escrow Agent as provided in the Escrow Agreement substantially in the form of Exhibit 3.2 hereto (the "Escrowed Shares"). The Escrowed Shares shall be held by the Escrow Agent for a period of two (2) years after the Closing Date for purposes of Section 7 below.

SECTION 4.  CLOSING

    4.1  Closing.  The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Messerli & Kramer P.A. at noon, local time, on November 10, 2000, or at such other time and place and on such other date as Datalink and Opensystems shall agree (the "Closing Date").

    4.2  Deliverables at Closing.  The parties shall deliver the following instruments, documents and property at the Closing to one another:

      (a)  By Datalink.  Datalink shall deliver the following instruments, documents and property to Opensystems at the Closing:

      (i)
      the cash Purchase Consideration set forth in Sections 3.1(a);

      (ii)
      an undertaking to deliver to Opensystems within five (5) business days after Closing the stock certificate representing the 15,835 unescrowed Shares;

      (iii)
      an undertaking to deliver to the Escrow Agent within five (5) business days after Closing the stock certificate representing the Escrowed Shares;

      (iv)
      an undertaking to deliver within five (5) business days after Closing to Opensystems and the Escrow Agent the Escrow Agreement executed by Datalink and the Escrow Agent;

      (v)
      a certificate of the President and Chief Executive Officer of Datalink certifying on behalf of Datalink the truth and accuracy in all material respects of Datalink's representations and warranties and compliance with all of its covenants and agreements on and as of the Closing Date; and

      (vi)
      resolutions of the Board of Directors of Datalink and Subsidiary, if applicable, authorizing the transactions contemplated hereby.

      (b)  By Opensystems and Stockholder.  Opensystems and Stockholder shall deliver the following instruments, documents and property to Datalink at the Closing:

      (i)
      a Bill of Sale substantially in the form of Exhibit 4.2(b)(i) hereto executed by Opensystems;

      (ii)
      any and all assignments and other appropriate documents and instruments in form necessary and reasonably acceptable to Datalink to transfer and assign to Datalink the Assets;

      (iii)
      an undertaking to deliver to Datalink and the Escrow Agent within five (5) business days the Escrow Agreement as executed by Opensystems, together with a stock power endorsed in blank with signature guaranteed relating to the Escrowed Shares certificate;

      (iv)
      assignment to Datalink in a form satisfactory to it of the existing Opensystems noncompetition agreements with each of the Transferred Employees;

      (v)
      consents of third parties necessary to transfer the Assets to Datalink unless waived in writing by Datalink;

      (vi)
      all consents, approvals, documents and certificates contemplated by this Agreement or reasonably requested by Datalink or its counsel and copies of all contracts, commitments, leases and other documents required to be identified on the Schedules hereto;

      (vii)
      UCC-3 Termination Statements terminating liens, if any, on the Assets;

      (viii)
      a three year noncompetition agreement by Opensystems and Stockholder in the form of Exhibit 4.2(b)(ix) hereto. This agreement will, among other matters, preclude Opensystems and Stockholder from engaging in the business of designing, marketing, integrating, implementing and supporting data storage solutions and systems (including those from Network Appliance, Inc.). However, the agreement will not prevent Opensystems and Stockholder from designing, marketing, integrating, implementing and supporting storage devices and systems that are required to maintain, collect, archive, index and store data files of the Opensystems Private I division's software application for the Private I division's customers;

      (ix)
      documentation amending the Old Options for the Transferred Employees, or evidence that Opensystems has issued replacement options for the Transferred Employees, as provided by Section 2.5(g) above;

      (x)
      a certificate of the President of Opensystems and by Stockholder certifying the truth and accuracy in all material respects of Opensystems' representations and warranties and compliance with all of its covenants and agreements on and as of the Closing Date; and

      (xi)
      resolutions of the Board of Directors and Stockholder of Opensystems authorizing the transactions contemplated hereby.

      (c)  Additional Matters.  Each party agrees to execute and deliver such additional instruments, documents and property, and to take such additional action, as may reasonably be requested by another party hereto, or his, her or its counsel, in order to effectuate the transactions contemplated by this Agreement.

    4.3  Conditions to Closing.  The Obligations of the parties to close hereunder are subject to the satisfaction of the following conditions on or before the Closing Date:

      (a)  Opensystems' Obligation.  The obligation of Opensystems to consummate the transactions contemplated by this Agreement is subject to satisfaction of the following contingencies on or before the Closing Date:

      (i)
      Datalink shall have performed, satisfied, and complied with all of its agreements, obligations and conditions required under this Agreement to be performed or complied with by it prior to the Closing including delivering all of the documents specified in Section 4.2(a);

      (ii)
      The warranties and representations of Datalink made in this Agreement are true and correct in all material respects as of the Closing Date as though made at that time and Datalink shall deliver a certificate as described above to that effect.

      (iii)
      Datalink has hired the Transferred Employees at Closing on terms acceptable to both Datalink and the Transferred Employees.

      (b)  Datalink's Obligation.  The obligation of Datalink to consummate the transactions contemplated by this Agreement is subject to satisfaction of the following contingencies on or before the Closing Date:

      (i)
      Opensystems and Stockholder shall have performed, satisfied, and complied with all of their respective agreements, obligations and conditions required under this Agreement to be performed or complied with by them prior to or at the Closing including delivering all of the documents specified in Section 4.2(b);

      (ii)
      The warranties and representations of Opensystems made in this Agreement are true and correct in all material respects as of the Closing Date as though made at that time and Opensystems and Stockholder shall deliver a certificate as described above to that effect.

      (iii)
      Datalink has hired the Transferred Employees at Closing on terms acceptable to both Datalink and the Transferred Employees.

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF OPENSYSTEMS

    As a material inducement to Datalink to enter into this Agreement and to consummate the transactions contemplated hereby, Opensystems hereby makes to Datalink each of the representations and warranties set forth in this Section 5. Certain exceptions to such representations and warranties are set forth on the Schedule of Exceptions attached hereto as Schedule 5(a) and incorporated herein. Any matter which would constitute a breach of such representations and warranties shall not constitute a breach if it is set forth on the Schedule of Exceptions; provided, however, that disclosure of such a matter on the Schedule of Exceptions shall not relieve Opensystems of its indemnification obligations regarding such matter under Section 7.2 hereof if so indicated on Schedule 5(b), the Schedule of Indemnifiable Exceptions.

    5.1  Organization and Qualification.  Opensystems is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has full power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or as such business is currently conducted.

    5.2  Authority.  Opensystems has the corporate power and authority to enter into this Agreement and each agreement, document and instrument to be executed and delivered by Opensystems pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each such other agreement, document and instrument by Opensystems has been duly and validly authorized and approved by all necessary action on the part of Opensystems and no other action on the part of Opensystems or Stockholder is required in connection therewith. This Agreement and each agreement, document and instrument to be executed and delivered by Opensystems and Stockholder pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of Opensystems and Stockholder, as the case may be, each enforceable in accordance with their respective terms, except to the extent that enforcement is limited by bankruptcy, insolvency, moratorium, conservatorship, receivership or similar laws of general application affecting creditors' rights or by the application by a court of equity principles. The execution, delivery and performance by Opensystems and Stockholder of this Agreement and each such agreement, document and instrument:

      (a) does not and will not violate any foreign, federal, state, local or other laws, regulations or ordinances applicable to Opensystems or Stockholder;

      (b) does not or will not violate any term or provision of the Articles of Organization or Bylaws of Opensystems; and

      (c) except as set forth on Schedule 5.2(c), does not and will not result in a breach of, constitute or result in a default under, accelerate any obligation under or give rise to a right of termination of, any indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which Opensystems or Stockholder is a party or by which the Assets are bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the Assets.

    Except as set forth on Schedule 5.2(c), no consent or waiver by, approval of, or designation, declaration or filing with, any Person is required in connection with the execution, delivery and performance by Opensystems and Stockholder of this Agreement and each agreement, document and instrument to be executed and delivered by Opensystems or Stockholder pursuant to this Agreement.

    5.3  Subsidiaries.  Opensystems has no subsidiaries.

    5.4  Financial Statements.  Schedule 5.4 contains Opensystems' internally prepared unaudited statement of income of the Division for calendar year 1999 and for the nine months ended September 30, 2000 (such financial statements being referred to collectively herein as the "Financial Statements"). The Financial Statements are complete and correct, present fairly in all material respects the results of the operations of the Division for the periods covered thereby and are consistent with the books and records of Opensystems.

    5.5  Title to Properties; Liens; Condition of Properties.

    (a) Opensystems does not own any real property used by the Division. The Schedule of Leases (Schedule 5.5(a)) contains a copy of and an accurate and complete list of all of Opensystems' leasehold interests in real and personal property used primarily by the Division including a brief description of each leasehold interest and, if applicable, all liens, mortgages or other encumbrances upon each leasehold interest. All such leases to which Opensystems is a party are currently in full force and effect and, to the Knowledge of Opensystems, each party thereto has performed all of its obligations under each of such leases and is not in default thereunder, and Opensystems is not aware of any event or condition which could result in a default under any such lease after notice or lapse of time or both, nor has Opensystems received notice of any alleged default under any such lease. Except as set forth on the Schedule of Leases, the consummation of the transactions contemplated by this Agreement will not result in any modification, termination, breach or default or require any consent under any such lease.

    (b) None of the Assets have an original cost per unit in excess of $500 or with a fair market value in excess of $5,000, except as set forth on the Schedule of Fixed Assets (Schedule 5.5(b)) attached hereto. Opensystems has good and marketable title to the Assets and none of the Assets is subject to any mortgage, pledge, lien, conditional sales agreement, security interest, encumbrance or other charge except as specifically reflected in the Financial Statements. Except as set forth on Schedule 5.5(b), all of the Assets owned or leased by Opensystems are in good repair and in working order, reasonable wear and tear excepted. The Assets are the only assets necessary to operate the Division as currently conducted or proposed to be conducted by Opensystems.

    5.6  Taxes.  After Closing and as a result of the transactions contemplated by this Agreement, Datalink will not be responsible or liable for any Taxes (including for any interest, penalties or other expenses related thereto) related to the Division's pre-Closing operations, or related to Opensystems' operations at any time, nor will the Assets be subject to any lien or other claim by any federal, state or local governmental authority relating to any such Taxes.

    5.7  Absence of Undisclosed Liabilities.  To the Knowledge of Opensystems or Stockholder, as of the date hereof, Opensystems had and has no indebtedness, liabilities or obligations of any nature or kind, whether accrued, absolute, contingent or otherwise asserted or unasserted, and whether due or to become due (including, without limitation, potential liabilities relating to products or services provided by Opensystems or the conduct of Opensystems' business prior to the date hereof regardless of whether claims in respect thereof had been asserted as of such date), except liabilities which are reflected on the Financial Statements, are otherwise expressly disclosed in the Schedules to this Agreement, that are not material or that have been incurred since September 30, 2000 in the ordinary course of business.

    5.8  Absence of Certain Changes.  Except as provided in the Schedule of Changes (Schedule 5.8 hereto), since September 30, 2000, there has not been, with respect to the Division:

      (a) any operation of Opensystems out of the ordinary course of business or any change in the financial condition, properties, assets, liabilities, business or operations of Opensystems which change, by itself or in conjunction with all other such changes, has been or is reasonably likely to be materially adverse with respect to the Division;

      (b) any purchase, sale, license or other disposition, or any agreement or other arrangement for the purchase, sale, license or other disposition, of any part of the Assets (including any patents, trademarks and copyrights) other than purchases and sales in the ordinary course of business;

      (c) any damage, destruction or loss, whether or not covered by insurance, adversely affecting the Assets or the Division in excess of $5,000 per single occurrence;

      (d) any material change in the manner in which inventory of the Division is marketed or any increase in inventory levels in excess of historical levels for comparable periods;

      (e) any acceleration, termination, modification or cancellation of any agreement, contract, lease or license (or series of related agreements, contracts, leases or licenses) involving more than $10,000 to which Opensystems is a party or by which it is bound and which is an Assigned Contract;

      (f)  any agreement or understanding, whether in writing or otherwise, for Opensystems to take any of the actions specified in paragraphs (a) through (e) above.

    5.9  Intellectual Property.

    (a) There are no domestic and foreign patents, patent applications, copyrighted works including software, copyright applications and registrations, trade names, trademarks and service marks, registered trademarks and trademark applications, registered service marks and service mark applications which are owned by or licensed to Opensystems and primarily used by the Division (collectively, the "Intellectual Property") other than the tradename "Open System Solutions," the corporate name "Opensystems.com, Inc." and the internet domain name "opensystems.com."

    (b) Except as set forth on the Schedule of Intellectual Property (Schedule 5.9), to the Knowledge of Opensystems, (i) use of the Intellectual Property and any other intellectual property used by Opensystems does not require the consent of any other person and the same is freely transferable (except as otherwise provided by law or pursuant to the applicable license or use agreement); (ii) the Intellectual Property is owned exclusively by or licensed to Opensystems, free and clear of any attachments, liens, encumbrances or adverse claims; and (iii) neither Opensystems' present or contemplated activities, products or services with respect to the Division infringe, misappropriate, dilute, impair or constitute unfair competition with respect to any patent, tradename, trademark, copyright or other proprietary rights of others.

    (c) Except as set forth on the Schedule of Intellectual Property, no other person has an interest in or right or license to use, or the right to license others under, the Intellectual Property. There are no claims or demands of any other person pertaining thereto and no proceedings have been instituted, are pending or, to the Knowledge of Opensystems, are threatened which challenge the rights of Opensystems in respect thereof and Opensystems has no Knowledge of any facts which could reasonably be the basis of any such claims. To the Knowledge of Opensystems, there is no infringement of any of the Intellectual Property by others nor is any of the Intellectual Property subject to any outstanding order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment. No claim or demand has been made and no proceeding has been filed or, to the Knowledge of Opensystems, is threatened to be filed charging Opensystems with infringement of any patent, trade name, trademark, service mark or copyright and Opensystems does not know of any facts which could reasonably be the basis of any such claims. To the Knowledge of Opensystems, there are no royalties, honoraria, fees or other payments payable by or on behalf of Opensystems to any person with respect to any of the Intellectual Property.

    5.10  Trade Secrets and Customer Lists.  Opensystems owns or has the right to use, free and clear of any claims or rights of others, all trade secrets, inventions, developments, customer lists, manufacturing and secret processes, hardware designs, programming processes, software and other information and know-how (if any) required for or used in the manufacture or marketing of all products formerly or presently sold, manufactured, licensed, under development or produced by the Division, including products licensed from others which are listed on Schedule 5.10. There are no payments which are required to be made by or on behalf of Opensystems for the use of such trade secrets, inventions, developments, customer lists, copyrighted materials, manufacturing and secret processes and know-how. To the Knowledge of Opensystems, the Division is not using or in any way making any unlawful or wrongful use of any confidential information, copyrighted materials, know-how or trade secrets of any third party. Except as set forth on Schedule 5.10, to the Knowledge of Opensystems, none of the Transferred Employees is a party to any non-competition or confidentiality agreement with any party other than Opensystems or Datalink.

    5.11  Contracts.  Copies of the Assigned Contracts are described in the Schedule of Assigned Contracts (Schedule 5.11) and have been previously delivered to Datalink. The delivered copies are true, correct and complete in all material respects, and have been subject to no amendment, extension or other modification as of the date hereof. Each Assigned Contract is binding and enforceable in accordance with its terms and is in full force or effect without any default thereunder by Opensystems or, to the Knowledge of Opensystems, by any other party thereto (a "default" being defined for purposes hereof as an actual default or any set of facts which would, upon receipt of notice or passage of time, or both, constitute a default). Except as set forth in the Schedules to this Agreement, the execution, delivery and performance of this Agreement, and the agreements, documents and instruments contemplated hereby, by Opensystems and Stockholder does not and will not affect the validity or enforceability of, or in any way modify Opensystems' rights or obligations under any of the Assigned Contracts.

    5.12  Litigation.  Except as set forth on the Schedule of Litigation (Schedule 5.12 hereto), there are no suits, actions or administrative, arbitration or other proceedings or governmental investigations pending or threatened against or relating to Opensystems, the Assets or the Division. Except as set forth on the Schedule of Litigation, Opensystems is not otherwise engaged as a party in any suit, action or administrative, arbitration or other proceeding. Opensystems has not entered into or been subject to any consent decree, compliance order or administrative order with respect to any of the Assets or the Division. Opensystems has not received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim with respect to the Assets or the Division. Opensystems has not been named by the U.S. Environmental Protection Agency or a state environmental agency as a potentially responsible party (or similar designation under applicable state law) in connection with any site at which hazardous substances, hazardous materials, toxic substances, oil or petroleum products have been released or are threatened to be released. Except as set forth on the Schedule of Litigation, there are no existing or, to the Knowledge of Opensystems, threatened product liability, warranty or other similar claims, or any facts upon which a claim of such nature could be based, against Opensystems for services or products of the Division which are defective or fail to meet any service or product warranties. Opensystems is not aware of any facts providing a basis for any matter addressed in this Section 5.12 or has any Knowledge that any such matters will be forthcoming.

    5.13  Compliance with Laws.  Opensystems is not in material violation of any laws, rules or regulations which apply to the conduct of Opensystems' business or properties which violation has had or may be expected to have a material adverse effect on the Assets or the Division's financial condition or results of operations. With respect to the Division, there has never been any citation, fine or penalty imposed, asserted or threatened against Opensystems under any foreign, federal, state, local or other law or regulation relating to employment, immigration, occupational safety, zoning or environmental matters and Opensystems is not aware of any circumstances, occurrences or conditions likely to result in the imposition or assertion of such a citation, fine or penalty, nor has Opensystems received any notice to the effect that Opensystems is in violation of any such laws or regulations.

    5.14  Insurance.  The Assets are insured to the extent disclosed in the Schedule of Insurance (Schedule 5.14) attached hereto including present product liability insurance policies and product liability insurance policies held by Opensystems over the past two years. All such present policies of insurance are in full force and effect, all premiums with respect thereto are currently paid and Opensystems is in compliance with the terms thereof. To the Knowledge of Opensystems, such insurance policies are sufficient for compliance by Opensystems with all requirements of law and all agreements and leases to which Opensystems is a party and provide insurance coverage for the Assets and operations of the Division, and for the Transferred Employees, generally comparable in type and amount to that which is customarily carried by other corporations engaged in similar businesses and of approximately the same size and similarly situated as Opensystems. The workers' compensation insurance of Opensystems complies with applicable statutory requirements as to the amount of such coverage. Neither this Agreement nor the consummation of the transactions contemplated hereby will cause any such insurance policy not to be in full force and effect.

    5.15  Product Warranty.  To the Knowledge of Opensystems, each product manufactured, sold, leased or delivered by the Division has been in conformity with all applicable contractual commitments and all express and implied warranties. To the Knowledge of Opensystems, Opensystems has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand which may give rise to any liability) for replacement or repair thereof or other damages in connection therewith, other than in accordance with the past custom and practice of the Division, and provided that liabilities arising from a recall required by a vendor and not arising from any action or inaction on the part of Opensystems are not included within this Section 5.15. To the Knowledge of Opensystems, no product manufactured, sold, leased or delivered by Opensystems is subject to any guaranty, warranty or other indemnity other than from the manufacturer.

    5.16  Product Liability.  To the Knowledge of Opensystems, Opensystems has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered or services rendered by the Division.

    5.17  Finders' Fees.  Neither Opensystems nor Stockholder has incurred or will incur or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement, except as described on the Schedule of Finders' Fees (Schedule 5.17 hereto).

    5.18  Authorizations.  Opensystems has obtained and is in material compliance with all federal, foreign, state, provincial, municipal, local or other governmental consents, certifications, licenses, permits, registrations, grants and other authorizations which are necessary to permit it to conduct the Division as presently conducted and for which the failure to comply with has had or may be expected to have a material adverse effect on the Division's business, financial condition or results of operations (collectively the "Authorizations" and individually an "Authorization"). No proceeding is pending or, to the Knowledge of Opensystems, is threatened in which any Person or governmental authority is seeking to revoke or deny the renewal of any Authorization. All Authorizations related to the Division are listed in the Schedule of Authorizations (Schedule 5.18). Each Authorization is in full force and effect without any default thereunder by Opensystems (a "default" being defined for purposes hereof as an actual default or any set of facts which would, upon receipt of notice or passage of time, or both, constitute a default), will remain in full force and effect after giving effect to the transactions contemplated by this Agreement and Opensystems has not received notice of any claim or charge that Opensystems has breached any Authorization.

    5.19  Transactions with Interested Persons.

    Neither Stockholder nor his spouse or children, owns, directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director or in another similar capacity of, any customer, competitor or supplier of the Division, or any organization which has a material contract or arrangement with the Division.

    5.20  Employee Benefit Plans.  After Closing and as a result of the transactions contemplated by this Agreement, Datalink will not be responsible or liable for any payments or other obligations of Opensystems related to any employee benefit plans, as that term is defined in Section 3(3) of ERISA, and fringe benefit plans, as that term is defined in Section 6039D(d) of the Code, which now are or ever have been maintained by Opensystems (or any subsidiary of Opensystems) or to which Opensystems (or any subsidiary of Opensystems) now has or has ever had an obligation to contribute (the "Employee Benefit Plans").

    5.21  Hazardous Materials; Environmental Compliance; Disclosure of Environmental Information.  In connection with operating the Division, Opensystems has never generated, used, stored or handled any Hazardous Materials nor has it treated, stored, disposed of, spilled or released any Hazardous Materials at any site presently or formerly owned, leased, operated or used by Opensystems or shipped any Hazardous Materials for treatment, storage or disposal at any other site or facilities. To the Knowledge of Opensystems, no other person has ever generated, used, handled, stored or disposed of any Hazardous Materials at any site presently or formerly owned, leased, operated or used by Opensystems, nor to the Knowledge of Opensystems has there been or is there threatened any release of any Hazardous Materials on or at any such site. To the Knowledge of Opensystems, Opensystems does not presently own or lease, nor has it previously owned or leased, any site on which underground storage tanks are or were located. No lien has been imposed by any governmental agency on any property, facility, machinery, or equipment owned, operated, leased or used by Opensystems in connection with the presence of any Hazardous Materials.

    To the Knowledge of Opensystems, Opensystems has no liability under nor has it ever violated any Environmental Law with respect to any property owned, operated, leased, or used by Opensystems and any facilities and operations thereon. In addition, any property owned, operated, leased, or used by Opensystems, and any facilities and operations thereon are presently in material compliance with all applicable Environmental Laws. Opensystems has not entered into or been subject to any consent decree, compliance order or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or any enforcement of any Environmental Law; and Opensystems and Stockholder have no Knowledge that any of the above will be forthcoming.

    Opensystems does not have and is not aware of any documents, records, and information concerning any environmental or health and safety matter relevant to the Division, whether generated by Opensystems or others, including, without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports, correspondence, permits, licenses, approvals, consents or other authorizations issued by any environmental agency.

    5.22  Customers.  The Schedule of Customers (Schedule 5.22) sets forth the names of all customers to which Opensystems through the Division has sold in excess of $50,000 of its products or services during calendar years 1998, 1999 or year to date in 2000. Such schedule also indicates all customers with which Opensystems has entered into a contract or agreement. Except as set forth on the Schedule of Customers, during 1998 and 1999 and in 2000 through the date hereof, no such customer has canceled or otherwise terminated its relationship with Opensystems or decreased materially its usage or purchase of the products or services of Opensystems. To the Knowledge of Opensystems, no such customer has any plan or intention to terminate, cancel or otherwise modify its relationship with Opensystems in a manner which would be materially adverse to Opensystems.

    5.23  Employees.  Opensystems is not delinquent in payments to any of the Transferred Employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Upon termination of the employment of any of Opensystems' employees, Datalink will not by reason of anything done prior to the Closing be liable to any of such employees for "severance pay" or any other payments. To the Knowledge of Opensystems, Opensystems is in compliance with all applicable laws and regulations respecting labor, employment, fair employment practices, terms and conditions of employment and wages and hours with respect to the Transferred Employees. Except as set forth on Schedule 5.23, to the Knowledge of Opensystems, there are no charges of employment or age discrimination, sexual harassment or unfair labor practices or other claims by the Transferred Employees against Opensystems the asserted value of which exceeds $5,000 individually or $15,000 in the aggregate or strikes, slowdowns, stoppages of work or any other concerted interference with normal operations existing, pending or threatened against or involving Opensystems. No question concerning representation exists respecting the Transferred Employees. No grievance which might have a material adverse effect on the Division or the conduct of the Division's business or any arbitration proceeding arising out of or under collective bargaining agreements is pending and no claim therefor has been asserted. No collective bargaining agreement is in effect or is currently being or is about to be negotiated by Opensystems for the employees of the Division.

    5.24  Copies of Documents.  Except as described in the Schedules to this Agreement, Opensystems has included in the Schedules attached hereto true and correct copies of (a) all documents referred to in this Section 5 including, without limitation, those referred to in the Schedules delivered to Datalink pursuant to this Agreement, and (b) all other corporate books and records related to the Division. However, if Opensystems has previously provided a copy of any documents to Datalink, Opensystems' obligations hereunder will be satisfied by describing the document on any Schedule hereto and indicating its prior delivery to Datalink.

    5.25  Completeness.  The representations, warranties and statements contained in this Agreement and in the certificates, exhibits and schedules delivered by Opensystems to Datalink pursuant to this Agreement, when taken together, do not and shall not contain any untrue statement of a material fact, and do not and shall not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances in which they were made.

    5.26  Certain Securities Law Matters.  Opensystems is an "accredited investor" within the meaning of Rule 501(a) under the Act and, through its officers and directors, has such knowledge and experience in financial business matters that its is capable of evaluating the merits and risks of an investment in Datalink Common Stock to be received pursuant to this Agreement. Opensystems acknowledges being furnished by Datalink with a copy of Datalink's most recent annual, quarterly and periodic reports on Forms 10-K, 10-Q and 8-K, respectively (the "SEC Reports"), and being offered the opportunity to ask questions of, and receive answers from, Datalink's officers with respect to Datalink's business and financial affairs. Opensystems hereby acknowledges and agrees that the Datalink Common Stock to be acquired pursuant to this Agreement is being acquired for its own account and not for any other person, or with a view to distribution or sale thereof, and that such securities have not been registered under the Act or applicable state securities or "Blue Sky" laws, and therefore cannot be resold unless so registered or exempted therefrom. Opensystems understands that certificates representing the Datalink Common Stock will bear the following legend reflecting the foregoing restrictions on transfer:

  "The shares of stock represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act") or under any applicable state securities laws (the "Laws"). The shares may not be sold, transferred, assigned, pledged or otherwise disposed of at any time unless they are registered under such Act and laws or unless in the opinion of legal counsel acceptable to the Company such disposition will not result in a violation of such Act or any such Laws."

    5.27  No Material Adverse Change.  Since September 30, 2000, there has been no material adverse change in the financial condition, results of operations, assets, liabilities or business of Opensystems and, to Opensystems' Knowledge, no fact or condition exists, or is contemplated or threatened, which might reasonably cause any such change at any time in the future.

SECTION 6.  REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

    Stockholder hereby makes to Datalink each of the representations and warranties set forth in this Section 6 as follows:

    6.1  Ownership of Opensystems.  Stockholder is the sole record and beneficial shareholder of Opensystems and its sole director.

    6.2  Authority.  Stockholder has full right, authority, power and capacity (i) to enter into this Agreement and each agreement, document and instrument to be executed and delivered by him pursuant to this Agreement and (ii) to carry out the transactions contemplated hereby and thereby. This Agreement and each agreement, document and instrument executed and delivered by Stockholder pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of Stockholder, enforceable in accordance with their respective terms, except to the extent that enforcement is limited by bankruptcy, insolvency, moratorium, conservatorship, receivership or similar laws of general application affecting creditors' rights or by the application by a court of equity principles. Except as expressly disclosed in the Schedules to this Agreement, the execution, delivery and performance of this Agreement and each such agreement, document and instrument by Stockholder: (i) does not and will not violate any foreign, federal, state, local or other laws, regulations or ordinances applicable to Stockholder or require him to obtain any approval, consent or waiver of, or make any filing with, any Person or authority (governmental or otherwise) that has not been obtained or made and (ii) does not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of, any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which Stockholder is a party or by which Stockholder's property is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the Assets.

    6.3  NASD Affiliation.  Stockholder (i) is not and does not control a member of the National Association of Securities Dealers, Inc. (the "NASD"), (ii) is not a registered representative with a NASD member firm and (iii) is not the parent, brother or sister, brother-in-law or sister-in-law, son or daughter or son-in-law or daughter-in-law of an NASD member or of a registered representative of a NASD member firm.

SECTION 7.  REPRESENTATIONS AND WARRANTIES OF DATALINK

    Datalink hereby makes to Opensystems each of the representations and warranties set forth in this Section 7 as follows:

    7.1  Organization and Good Standing.  Datalink and the Subsidiary are corporations duly incorporated, validly existing and in good standing under the laws of the State of Minnesota with full corporate power and authority to conduct their business as now being conducted.

    7.2  Authority.  Datalink and the Subsidiary have the right, power and authority to enter into this Agreement and each agreement, document and instrument to be executed and delivered by them pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each such other agreement, document and instrument by either of them has been duly and validly authorized and approved by all necessary action on the part of either of them and no other action on the part of either of them is required in connection therewith. This Agreement and each agreement, document and instrument to be executed and delivered by each of them pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of each of them, each enforceable in accordance with their respective terms, except to the extent that enforcement is limited by bankruptcy, insolvency, moratorium, conservatorship, receivership or similar laws of general application affecting creditors' rights or by the application by a court of equity principles. The execution, delivery and performance by Datalink and Subsidiary of this Agreement and each such agreement, document and instrument:

      (a) does not and will not violate any foreign, federal, state, local or other laws, regulations or ordinances applicable to Datalink or the Subsidiary;

      (b) does not or will not violate any term or provision of the Articles of Incorporation or Bylaws of Datalink and Subsidiary; or

      (c) does not and will not result in a breach of, constitute or result in a default under, accelerate any obligation under or give rise to a right of termination of, any indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which Datalink or the Subsidiary is a party or by which the property of Datalink or the Subsidiary is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of Datalink's or the Subsidiary's assets.

    No consent or waiver by, approval of, or designation, declaration or filing with, any Person or authority (governmental or otherwise) is required in connection with the execution, delivery and performance by Datalink or the Subsidiary of this Agreement and each agreement, document and instrument to be executed and delivered by Datalink or the Subsidiary pursuant to this Agreement.

    7.3  Datalink Common Stock.  The Datalink Common Stock being issued hereunder will be (i) duly authorized, validly issued and outstanding, (ii) fully paid, non-assessable and free of preemptive rights and (iii) except as otherwise provided by this Agreement, free and clear of any and all pledges, claims, restrictions, charges, liens, security interests, encumbrances or other interests of third parties of any nature whatsoever.

    7.4  Capitalization.  The authorized and issued capital stock of Datalink is as set forth in Datalink's report on Form 10-Q for the six months ended June 30, 2000 as filed with the SEC, except for shares of capital stock issued in the ordinary course of business since June 30, 2000 under Datalink's employee stock purchase plan.

    7.5  Litigation.  Except as set forth in Datalink's annual, quarterly and periodic filings with the SEC, there are no material suits, actions or administrative, arbitration or other proceedings or governmental investigations pending or threatened against or relating to Datalink or the Subsidiary. Except as set forth in such SEC filings, neither Datalink nor the Subsidiary is otherwise engaged as a party in any material suit, action or administrative, arbitration or other proceeding.

    7.6  Finders' Fees.  Except for a fee payable to Morgan Keegan & Co., neither Datalink nor the Subsidiary has incurred or will incur or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

    7.7  Completeness.  The representations, warranties and statements contained in this Agreement and in the certificates, exhibits and schedules delivered by Datalink to Opensystems pursuant to this Agreement, when taken together, and Datalink's annual, quarterly and periodic filings with the SEC, do not and shall not contain any untrue statement of a material fact, and do not and shall not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances in which they were made.

    7.8  Information Regarding Datalink.  Datalink has made available to Opensystems true and complete copies of all reports filed by it with the SEC pursuant to the Exchange Act, commencing with its Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 1999. None of the foregoing reports, nor any other filing made by Datalink with the SEC, contained, at the time thereof, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. Datalink has filed all reports and other documents with the SEC that it has been required to file.

    7.9  Datalink Financial Statements.  Datalink's audited financial statements as of and for the fiscal years ended December 31, 1999 and 1998 contained in Datalink's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 1999 (collectively, the "Datalink Financial Statements") are true and complete copies of such statements. The Datalink Financial Statements present fairly in all material respects the financial position and results of operations of Datalink as of the respective dates and for the respective periods indicated, and have been prepared in conformity with generally accepted accounting principles applied on a basis consistent (except as otherwise noted) with prior periods.

    7.10  No Material Adverse Change.  Since December 31, 1999, and except as disclosed in Datalink's filings with the SEC, there has been no material adverse change in the financial condition, results of operations, assets, liabilities or business of Datalink and, to Datalink's Knowledge, no fact or condition exists, or is contemplated or threatened, which might reasonably cause any such change at any time in the future.

SECTION 8.  INDEMNIFICATION

    8.1  Materiality; Survival.  All representations, warranties, agreements, covenants and obligations herein or in any schedule, certificate or financial statement delivered by any party incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the parties and shall survive the Closing hereof for a period of three years as to matters related to Taxes and for two years as to all other matters.

    8.2  Indemnification.

    (a) Opensystems agrees to defend, indemnify and hold Datalink and the Subsidiary and their respective subsidiaries and affiliates and the persons serving as officers, directors, partners, employees or agents thereof harmless from and against any claims, damages, liabilities, losses, fines, penalties, costs, and expenses (including, without limitation, reasonable counsel fees and expenses as the same are incurred; together referred to as "Losses") of any kind or nature whatsoever which may be sustained or suffered by any of them to the extent that the aggregate Losses, net of any insurance proceeds collected by Datalink or the Subsidiary, exceed $50,000 (but do not in the aggregate exceed $10,500,000) and arise out of, are based upon or are in connection with any of the following matters:

    (i)
    a breach of any representation, warranty, agreement, covenant or obligation made by Opensystems or Stockholder in this Agreement or in any Schedule, Exhibit, certificate or financial statement required to be delivered hereunder or in connection herewith or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting a breach of such representations, warranties or covenants;

    (ii)
    Fraud in connection with the making by Opensystems or Stockholder of any representation, warranty, covenant or obligation hereunder or an intentional misrepresentation by Opensystems or Stockholder of any representation, warranty, covenant or obligation hereunder;

    (iii)
    any return, rebate or other expense (including warranty, installation, configuration or other service work) associated with products shipped and/or installed, or services rendered, by the Division prior to Closing; or

    (iv)
    any claim arising due to Opensystems with respect to joint use of the opensystems.com website as contemplated by Section 2.6 above.

    (b) Datalink shall give prompt written notice to Opensystems and, if the Escrow Agreement is still in effect, the Escrow Agent, of any claim, liability or expense to which the indemnification obligations hereunder would apply. Such notice shall state the information then available regarding the amount of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the claim, liability or expense is asserted. The failure to promptly notify Opensystems and the Escrow Agent (if applicable) as provided above shall not relieve Opensystems of any liability hereunder except to the extent that the rights of Opensystems have been materially and adversely prejudiced as a result of the failure to give, or the delay in giving, such notice.

    (c) If such indemnification claim, liability or expense is the subject of litigation, Opensystems shall have the right at its own expense to expeditiously defend the litigation with counsel reasonably satisfactory to Datalink.

    (d) Upon resolution of the indemnification claim, whether by final judicial decision after all periods for appeal have lapsed, settlement, arbitration decision or otherwise, Datalink shall give Opensystems written notice of the Losses incurred by Datalink with respect to the claim (the "Datalink Final Notice"). Thereafter, Opensystems shall have 30 days to give Datalink written notice that it intends to dispute the amount of Datalink's claimed Losses. Within 30 days after receipt of said written notice, Datalink shall attempt to settle the dispute with Opensystems. If Opensystems and Datalink do not reach settlement of Datalink's claim within such 30 days, the dispute may at any time thereafter be submitted by either party to arbitration in Boston, Massachusetts, before three arbitrators, one of which is selected by Opensystems, one of which is selected by Datalink and the third of which is selected by the first two arbitrators. The arbitration shall be conducted by the American Arbitration Association in accordance with the rules and procedures of the American Arbitration Association then in effect. Opensystems and Datalink agree that the arbitrators' award (which shall be agreed to unanimously by the arbitrators) shall be final and binding upon them with respect to the dispute and may be entered in any court having jurisdiction thereof. All costs of the arbitration (including the reasonable legal expenses of all parties thereto) shall be borne by Opensystems and/or Datalink in the amounts determined by the arbitrators, which shall base such determination upon the relative merits of the respective positions of the parties in the dispute. The judgment upon the award may be entered in any court having jurisdiction thereof. There shall be added to the amount of any arbitration award interest at the rate of 10% per annum on the amount required to be paid pursuant to such award. This interest will be computed from the date payment would have been paid if not disputed by Opensystems to the date paid and the arbitrators shall include provisions therefor in any award rendered. Following the resolution of such dispute by the arbitrators, Datalink shall submit a copy of the arbitrators' award or decision to the Escrow Agent, which shall be entitled to rely upon such copy.

    Any claims as determined above in favor of Datalink first shall be resolved by cancellation of the Escrowed Shares. If the Datalink Final Notice is given and is not disputed by Opensystems, or if an arbitrators' award on Datalink's claim is granted, then the shares to be canceled shall be valued at $12.63 per share (to be appropriately adjusted on a proportional basis for any post-Closing stock split or dividend, reverse stock split or other similar corporate event). If Datalink's claim cannot be resolved with the number of shares of Datalink Common Stock remaining in escrow, then Opensystems shall within ten (10) business days after written demand, pay the remaining claim amount to Datalink in cash or, Opensystems' sole discretion, with other shares of Datalink Common Stock that may be owned or acquired by Opensystems (valued in the same manner as above).

    Despite the above provisions of this subsection (d), Opensystems may resolve any claim by paying cash to Datalink. In such case, the shares of Datalink Common Stock that otherwise would have been released from escrow to Datalink for cancellation shall instead be released to Opensystems, and Datalink shall join with Opensystems in so instructing the Escrow Agent.

    (e) Notwithstanding anything else in this Section 8 to the contrary, no claim by Datalink under Section 8.2(a)(i), other than as related to Taxes, or under Section 8.2(a)(iii) may be enforced against Opensystems unless Datalink gives Opensystems written notice of such claim under Section 8.2(b) above within two (2) years from the Closing Date. In addition, notwithstanding anything else in this Section 8 to the contrary, no claim by Datalink under Section 8.2(a)(i) related to Taxes may be enforced against Opensystems unless Datalink gives Opensystems written notice of such claim under Section 8.2(b) above within three (3) years from the Closing Date. Further notwithstanding anything else in this Section 8 to the contrary, no claim by Datalink under Section 8.2(a)(ii) may be enforced against Opensystems unless (i) Datalink gives Opensystems written notice of such claim under Section 8.2(b) above within four (4) years from the Closing Date.

    (f)  Notwithstanding anything to contrary in this Agreement, the Escrow Shares having a value (computed as described above) equal to the face amount of any Indemnifiable claim shall be withheld from release by the Escrow Agent so long as Escrow Agent has received notice of an Indemnifiable claim which has not been resolved pursuant to this Section 8.2.

    (g) Datalink agrees to defend, indemnify and hold Opensystems harmless (in the same manner as described with respect to Datalink in subsections (b) through (e) above) from and against any Losses (to the extent that the aggregate Losses, net of any insurance proceeds collected by Opensystems or

Stockholder, exceed $50,000, but do not exceed $10,500,000) of any kind or nature whatsoever which may be sustained or suffered by any of them arising out of, based upon or in connection with (i) a breach of any representation, warranty, agreement, covenant or obligation made by Datalink in this Agreement or in any Schedule, Schedule, certificate or financial statement delivered hereunder or in connection herewith (notwithstanding any investigation by or Knowledge of any of the indemnified parties) or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting a breach of such representations, warranties or covenants, (ii) Fraud in connection with the making by Datalink of any representation, warranty, covenant or obligation hereunder or an intentional misrepresentation by Datalink of any representation, warranty, covenant or obligation hereunder or (iii) any claim arising due to Datalink with respect to joint use of the opensystems.com website as contemplated by Section 2.6 above.

SECTION 9.  POST-CLOSING OBLIGATIONS.

    9.1  Registration Rights.

      (a)  Notice of Registration.  If at any time after the Closing, Datalink shall determine to register any of its equity securities for its own account other than (i) a registration relating solely to employee benefit plans, (ii) a registration relating solely to a Rule 145 transaction, or (iii) a registration in which the only equity security being registered is Common Stock issuable upon conversion of convertible debt securities which are also being registered, Datalink will promptly give Opensystems written notice (the ("Registration Notice") thereof and extend to it the right to include in such registration (and any related qualifications including compliance with Blue Sky laws) and in any underwriting involved therein, any or all of the Shares (except for those Shares which are still subject to the Escrow Agreement at the time of the Registration Notice) owned by Opensystems and specified in a written request made by it within ten days after the receipt of the Registration Notice.

      (b)  Underwriting.  If the registration of which Datalink gives notice is for a registered public offering involving an underwriting, Datalink shall so advise Opensystems as part of the Registration Notice. In such event, the right of Opensystems to registration pursuant to this Section 9.1 shall be conditioned upon Opensystems' participating in such underwriting and the inclusion of the Shares in the underwriting shall be limited to the extent provided herein. Opensystems shall (together with Datalink and any other Person distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by Datalink. Notwithstanding any other provision of this Section 9.1, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit the Shares to be included in such registration in its sole discretion. If Opensystems disapproves of the terms of any such underwriting, it may elect to withdraw therefrom by written notice to Datalink.

      (c)  Right to Terminate Registration.  Datalink shall have the right to terminate or withdraw any registration initiated by it under this Section 9.1 prior to the effectiveness of such registration whether or not Opensystems has elected to include securities in such registration.

      (d)  Expenses of Registration.  With respect to each inclusion of Shares in a registration statement pursuant to this Section 9.1, Datalink shall bear the following fees, costs and expenses: all registration, filing and NASD fees, printing expenses, fees and disbursements of counsel and accountants for Datalink and all legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdictions in which the securities to be offered are to be registered or qualified. Fees and disbursements of counsel and accountants for Opensystems, underwriting discounts and commissions and transfer taxes for Opensystems and any other expenses incurred by Opensystems not expressly included above shall be borne by Opensystems.

      (e)  Registration Procedures.  In the case of each registration effected by Datalink pursuant to this Agreement, Datalink will keep Opensystems advised in writing as to the initiation of such registration and as to the completion thereof. Datalink will:

      (i)
      Prepare and file with the Commission a registration statement and such amendments and supplements as may be necessary and use commercially reasonable efforts to cause such registration statement to become and remain effective for at least 90 days or until the distribution described in the registration statement has been completed, whichever first occurs; and

      (ii)
      Furnish to Opensystems such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such underwriters may reasonably request in order to facilitate the public offering of such securities.

    9.2  Registration Indemnification.

      (a)  By Datalink.  Datalink will indemnify Opensystems, and Opensystems' officers and directors, and each person controlling such Opensystems within the meaning of Section 15 of the Securities Act, with respect to which registration has been effected pursuant to this Agreement, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by Datalink of the Securities Act, the Exchange Act, state securities laws or any rule or regulation promulgated under such laws applicable to Datalink in connection with any such registration, and Datalink will reimburse each said persons for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that Datalink will not be liable in any such case (i) to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to Datalink by an instrument duly executed by said persons and stated to be specifically for use therein or (ii) insofar as the claim, loss, damage, liability or expense relates to any untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus but eliminated or remedied in the prospectus.

      (b)  By Opensystems.  Opensystems will, if Shares are included in the securities as to which such registration is being effected, indemnify Datalink, each of its directors and officers, other holders of Datalink's securities covered by such registration statement, their officers and directors and each person controlling such other holder within the meaning of Section 15 of the Securities Act, each person who controls Datalink within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by Opensystems, and each person controlling it within the meaning of Section 15 of the Securities Act, the Exchange Act, state securities laws or any rule or regulation promulgated under such laws applicable to it, and will reimburse Datalink, such other holders, such directors, officers, persons, underwriters or control persons for any legal or any other expenses reasonably incurred, as such expenses are incurred, in connection with investigating or defending any such claim, loss, damage, liability or action, but in the case of Datalink or the other holders or their officers, directors or controlling persons, only to the extent that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with information furnished to Datalink by Opensystems.

      (c)  Notice and Defense.  Each party entitled to indemnification under this Section 9.2 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action and provided further, that the Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or there are separate and different defenses. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party (whose consent shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

    9.3  Information by Opensystems.  Opensystems shall furnish to Datalink such information regarding Opensystems, the Shares held by it and the distribution proposed by Opensystems as Datalink may request in writing and as shall be required in connection with any registration referred to in this Agreement.

    9.4  Termination of Registration Rights.  The rights granted pursuant to Section 9.1 shall terminate upon the date Opensystems is able to immediately sell all Shares held by it under Rule 144 during any 90-day period.

    9.5  Standoff Agreement.  Opensystems and Stockholder each agree in connection with any registration hereunder not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of or transfer the economic value of any of Datalink's securities (other than those included in the registration) without the prior written consent of Datalink or such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days) from the effective date of such registration as may be requested by the underwriters, so long as all executive officers, directors and holders of 5% of the outstanding stock of Datalink on a fully diluted basis are similarly bound. Opensystems and Stockholder each agree to enter into separate agreements providing for the foregoing, as may be required by the underwriters. Despite the above, Opensystems may distribute to Stockholder as a dividend all or any portion of Datalink securities so long as Stockholder agrees in writing to be bound by the provisions of this Section.

SECTION 10.  MISCELLANEOUS

    10.1  Fees and Expenses.  Except as otherwise provided herein, each of the parties to this Agreement will bear its own expenses in connection with the negotiation and consummation of the transactions contemplated by this Agreement. All sales and transfer taxes, fees and duties under applicable law (including all stock transfer taxes, fees and duties, if any) incurred in connection with this Agreement or the transactions contemplated thereby will be borne and paid by Opensystems.

    10.2  Confidentiality.  Opensystems and Stockholder acknowledge that Datalink is a publicly traded company and agree that they will treat the existence and terms of this Agreement and the transactions contemplated hereby as strictly confidential and will not disclose them to any Person without the prior written consent of Datalink or unless Datalink publicly discloses such information. Notwithstanding the foregoing or the termination of this Agreement, Datalink and Opensystems agree that the terms of the Confidentiality Agreement dated May 26, 2000 between the parties shall remain in full force and effect.

    10.3  Law Governing.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without reference to the choice of law provisions thereof.

    10.4  Notices.  All notices, requests, demands and other communications hereunder shall be deemed to have been duly given on the date delivered if delivered by hand, three days after being sent by certified or registered mail (postage prepaid and with return receipt requested), on the date delivered if by overnight courier service, on the date delivered if by telecopy or other written form of electronic confirmation:

To: DATALINK CORPORATION:	Greg R. Meland, Chief Executive Officer 7423 Washington Avenue South Minneapolis, Minnesota 55439 (612) 946-7894 (telefax)
With a copy to:	Jeffrey C. Robbins, Esq. Messerli & Kramer P.A. 150 South Fifth Street, Suite 1800 Minneapolis, Minnesota 55402 (612) 672-3777 (telefax)
To: OPENSYSTEMS.COM, INC.:	Attn: Lynn Mormann, President 55 West Street Walpole, MA 02081 (508) 668-3989 (telefax)
With a copy to:	David A. White, Esq. White & McDermott, P.C. 65 William Street Wellesley, Massachusetts 02481 (781) 237-8120 (telefax)

or to such other address of which any party may notify the other parties as provided above. Notices are effective upon receipt or, if mailed, five (5) business days after the placing thereof in the United States mail in the manner provided above.

    10.5  Entire Agreement.  This Agreement, including the Schedules and Exhibits referred to herein, constitutes the entire agreement between the parties with respect to its subject matters and supersedes all previous written or oral negotiations, commitments and writings; no promises, representations, understandings, warranties and agreements have been made by any of the parties hereto except as referred to herein or in such Schedules and Exhibits; and all inducements to the making of this Agreement relied upon by all the parties hereto have been expressed herein or in said Schedules or Exhibits or in such other writings.

    10.6  Assignability.  This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties named herein and their respective successors and permitted assigns; provided, however, that (a) an assignment of this Agreement may be made by Datalink to a wholly-owned subsidiary of Datalink upon written notice to Opensystems and Stockholder, although no such assignment shall relieve Datalink of any liabilities or obligations under this Agreement and (b) this Agreement may not be assigned by Opensystems or Stockholder without the prior written consent of Datalink.

    10.7  Waivers; Severability.  The failure of any of the parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder. If any one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement will not be affected thereby, and the parties will use all reasonable efforts to substitute for such invalid, illegal or unenforceable provisions one or more valid, legal and enforceable provisions which, insofar as practicable, implement the purposes and intents hereof. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

    10.8  Specific Performance.  Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matters covered by this Agreement (subject to the provisions set forth in Section 8.2), in addition to any other remedy to which they may be entitled, at law or in equity.

    10.9  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement.

    10.10  Amendments.  This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each party hereto, or in the case of a waiver, the party waiving compliance.

     IN WITNESS WHEREOF, the undersigned have hereto affixed their signatures.

DATALINK CORPORATION, A MINNESOTA CORPORATION
By:	/s/ GREG MELAND Greg R. Meland, Chief Executive Officer
OPENSYSTEMS.COM, INC., A MASSACHUSETTS CORPORATION		STOCKHOLDER:
By:	/s/ LYNN MORMANN Lynn Mormann President	/s/ LYNN MORMANN Lynn Mormann

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